As filed with the Securities and Exchange Commission on August 28, 1995
                                                    Registration No. 33-60669

         =============================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          Amendment No. 2 to Form S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ALLTEL Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                                              34-0868285
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                 One Allied Drive, Little Rock, Arkansas 72202
                                 (501) 661-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               FRANCIS X. FRANTZ
                     Senior Vice President-External Affairs
                                One Allied Drive
                          Little Rock, Arkansas 72202
                                 (501)661-8111
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. X
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.___
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.___

                               ALLTEL CORPORATION

                           Cross Reference Sheet for
                       Registration Statement on Form S-3

Items on Form S-3                                Prospectus Caption or Location

1.    Forepart of the Registration               Forepart of the Registration
      Statement and Outside Front                Statement, and Outside Front
      Cover Page of Prospectus                   Cover Page of Prospectus

2.    Inside Front and Outside                   Inside Front and Outside Back
      Back Cover Pages of                        Cover Pages of Prospectus
      Prospectus

3.    Summary Information, Risk                  Not Applicable, Not Applicable
      Factors and Ratio of                       and Selected Financial
      Earnings to Fixed Charges                  Information

4.    Use of Proceeds                            Use of Proceeds

5.    Determination of Offering                  Not Applicable
      Price

6.    Dilution                                   Not Applicable

7.    Selling Security Holders                   Not Applicable

8.    Plan of Distribution                       Plan of Distribution

9.    Description of Securities                  Description of Securities
      to be Registered

10.   Interests of Named Experts                 Legal Opinions, and Experts
      and Counsel

11.   Material Changes                           Not Applicable

12.   Incorporation of Certain                   Incorporation of Certain
      Information by Reference                   Documents by Reference

13.   Disclosure of Commission                   Not Applicable
      Position on Indemnification
      for Securities Act
      Liabilities

                       SUBJECT TO COMPLETION DATED , 1995
P R O S P E C T U S




                               ALLTEL CORPORATION



                                Debt Securities


     ALLTEL Corporation ("Company" or "ALLTEL") may offer and sell from time to time up to $200,000,000 aggregate principal amount of its debt securities ("Securities"), which will be offered to the public on terms determined by market conditions at the time of sale.

     The Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of ALLTEL.

     Each issue of the Securities may vary as to aggregate principal amount, maturity date, public offering price or purchase price, interest rate or rates and timing of payments thereof, provisions for redemption, if any, sinking fund requirements, if any, and any other variable terms and method of distribution. The accompanying supplement to the Prospectus ("Prospectus Supplement") sets forth the specific terms with regard to the Securities in respect of which this Prospectus is being delivered.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The Securities may be sold to the underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, the Securities may be sold by the Company directly or through agents. No Securities may be sold without delivery of a Prospectus Supplement describing such issue of Securities and the method and terms of offering thereof.



                     The date of this Prospectus is , 1995.

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the Prospectus Supplement, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus, as it may be supplemented, does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus, as it may be supplemented, does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or the Prospectus Supplement, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION
     ALLTEL is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following SEC Regional
Offices: Suite 1300, 7 World Trade Center, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such information is available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.
     The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The information contained herein does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference in this Prospectus.
     The following documents previously filed pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     1.  The Company's Annual Report on Form 10-K for the year ended
         December 31, 1994;
     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;
     3. The Company's Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 1994;
     4. The Company's Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 1994;
     5. The Company's Amendment No. 1 to Quarterly Report on Form 10-Q/A for the period ended March 31, 1995; and
     6. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
     7. The Company's Amendment No. 3 to Annual Report on Form 10-K/A for the year ended December 31, 1994;
     8. The Company's Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1995.

     All documents filed by the Company after the date of this Prospectus pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, and prior to the termination of the offering of the Securities, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person, including any beneficial owner of any Security, to whom this Prospectus is delivered, from the Vice President-Corporate Communications, ALLTEL Corporation, One Allied Drive, Little Rock, Arkansas 72202, telephone (501) 661-8000.

                                  THE COMPANY
     ALLTEL, a Delaware corporation, is a telecommunications and information services company. ALLTEL subsidiaries provide local telephone service, cellular telephone service, information services and communication products. The Company's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, telephone (501) 661-8000.

Telephone Operations
     The Company's telephone subsidiaries provide local and toll service access to approximately 1.6 million customer access lines through 636 telephone exchanges in parts of 20 states. ALLTEL's telephone subsidiaries also provide facilities for private line, data transmission, and other communications services. In addition, these subsidiaries sell and lease end user telephone equipment, as well as maintenance and protection plans for customer-owned equipment.
      In November 1994, the Company signed definitive agreements to sell certain telephone properties serving approximately 113,000 access lines in Arizona, California, Nevada, New Mexico, Oregon, Tennessee, Utah and West Virginia to Citizens Utilities Company in exchange for approximately $290 million in cash, assumed debt and 3,600 access lines in Pennsylvania. This sale is expected to be completed on a state-by-state basis as necessary regulatory approvals are obtained and other conditions and requirements are satisfied. The sale of telephone properties in Oregon and West Virginia was completed at the end of the second quarter of 1995. Once completed, this transaction will result in the Company's telephone operating subsidiaries serving approximately 1.5 million access lines in 14 states.
Cellular Operations
     ALLTEL Mobile Communications, Inc. ("ALLTEL Mobile"), a wholly-owned subsidiary of ALLTEL, provides cellular mobile telephone and paging services. ALLTEL Mobile owns a majority interest in cellular systems in Charlotte, North Carolina; Little Rock, Fort Smith, and Fayetteville, Arkansas; Montgomery, Alabama; Savannah and Albany, Georgia; Aiken, South Carolina/Augusta, Georgia; Gainesville and Ocala, Florida; and Springfield, Missouri; and a 50% interest in a cellular system in Jackson, Mississippi. ALLTEL Mobile also has limited partnership interests in thirteen other cellular systems and owns interests in various rural service areas, as well. Additionally, ALLTEL Mobile owns and operates wide-area, computer-driven paging networks in Arkansas and Florida as a complementary service to cellular telephones.

Information Services Operations
     ALLTEL Information Services, Inc. ("ALLTEL Information Services"), a wholly-owned subsidiary of ALLTEL, provides a wide range of information processing services to the financial services, healthcare, and telecommunications industries through information processing centers that it staffs, equips, and operates. Information processing contracts are generally for a multi-year period. ALLTEL Financial Information Services, Inc.'s software and services have been developed and improved continuously over the last 26 years and are designed to fulfill substantially all of the retail information processing and management information requirements of financial institutions. ALLTEL Information Services also markets software worldwide to financial services, healthcare, and telecommunications companies operating their own information processing departments.
     ALLTEL Healthcare Information Services, Inc., a wholly-owned subsidiary of ALLTEL Information Services, is primarily engaged in the development and marketing of comprehensive patient-centered healthcare enterprise information systems to medium to large healthcare companies throughout North America and Europe. These systems are designed to enhance the quality of patient care, control processing costs, and provide substantially all of the information requirements of its users. Under typical arrangements with hospitals, software is licensed under perpetual license arrangements. Software and hardware maintenance are normally contracted for periods of five to seven years. Contracts to install software normally range over periods from twelve to eighteen months. Other services provided include training, consulting, and data processing services.
     ALLTEL Mortgage Information Services, Inc., a wholly-owned subsidiary of ALLTEL, provides data processing and related software and systems to financial institutions originating and/or servicing single family mortgage loans. This subsidiary's software products and processing services, combined with its team of mortgage bankers, are intended to offer a cost-effective alternative to the extensive technical support staff and the enlarged group of mortgage bankers which would otherwise have to be assembled in-house by each customer. ALLTEL Mortgage Information Services, Inc.'s on-line systems automate processing functions required in the origination of mortgage loans, the management of such loans while in inventory before they are sold in the secondary market, and their subsequent servicing.
     ALLTEL Telecom Information Services, Inc., a wholly-owned subsidiary of ALLTEL Information Services, is primarily engaged in the development and marketing of operational support systems, including customer care and billing information management systems to the telecommunications industry. In addition, this subsidiary also provides data processing and outsourcing services to both wireline and wireless telecommunications service providers. The primary market for its telecommunications products and services is the top 150 telephone companies and the top 50 cellular companies in the United States.

Product  Distribution Operations
     ALLTEL Supply, Inc. ("ALLTEL Supply"), a wholly-owned subsidiary of ALLTEL, with fourteen warehouses and thirteen counter-sales showrooms across the United States, is a major distributor of telecommunications equipment and materials. ALLTEL Supply provides quality equipment to affiliated and nonaffiliated telephone companies, business systems suppliers, railroads, governments, and retail and industrial companies. HWC Distribution Corp., a wholly-owned subsidiary of ALLTEL, with ten warehouses throughout the United States, is one of the nation's leading suppliers of specialty wire and cable products.
     In addition to its four principal business areas, ALLTEL operates subsidiaries that publish telephone directories and provide cable television service.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of Securities to refinance existing indebtedness, to finance acquisitions, as opportunities may arise, and for other general corporate purposes. Further details relating to the uses of the net proceeds of any such offering will be set forth in the applicable Prospectus Supplement. The Company expects to engage in additional financing as needs arise.

                         SELECTED FINANCIAL INFORMATION
                (Dollars in millions, except per share amounts)
     The following table sets forth certain selected financial information relating to the Company for the six year period ended December 31, 1994, and the six months ended June 30, 1994 and 1995. (See Note 1)


                                                                                                               Six Months Ended
                                                           Year Ended December 31,                                 June 30,
                                    1989        1990         1991        1992        1993         1994          1994         1995
REVENUES AND SALES                $1,556.7     $1,691.2    $1,884.0    $2,082.5    $2,342.1     $2,961.7      1,431.3      1,550.1

COSTS AND EXPENSES:
   Cost of products sold             316.7        362.0       357.0       359.1       353.1        456.1        198.6        229.9
   Operating expenses                905.5        961.3     1,154.1     1,280.6     1,469.9      1,871.7        920.5        988.9
   Total costs and expenses        1,222.2      1,323.3     1,511.1     1,639.7     1,823.0      2,327.9      1,119.1      1,218.8
Operating income                     334.6        367.9       372.8       442.7       519.0        633.9        312.2        331.3
Other income, net                      7.8         12.0        12.1        13.4         2.2         (6.1)        (4.3)         1.4
Interest expense                     (83.7)       (87.5)      (94.2)      (93.2)      (98.7)      (137.1)       (66.0)       (75.0)
Gain on exchange or disposal
   of assets, write-down of
   other assets and other               -            -          8.3        (5.5)       27.4        (54.2)          -          25.9
Income before income taxes           258.7        292.4       299.1       357.3       449.9        436.5        241.9        283.6
Income taxes                          80.1         92.3        99.6       128.7       187.9        164.8         93.8        106.9

Net income                           178.5        200.1       199.4       228.6       262.0        271.8        148.1        176.7
Preferred dividends                    3.2          2.9         2.5         1.7         1.6          1.2           .6           .6
Net income applicable
   to common shares                 $175.3       $197.2      $196.9      $226.9      $260.4       $270.5       $147.4       $176.1

PRIMARY EARNINGS PER
   SHARE                             $1.01        $1.09       $1.09       $1.22       $1.39        $1.43       $  .78       $  .93
Dividends per common share           $ .59        $ .66       $ .71       $ .77       $ .82        $ .90       $  .44       $  .48
Common shares -
  avg. including  equivalents        174.4        181.5       180.0       185.7       187.7        189.5        189.5        189.9
  at period end                      174.6        172.0       177.8       184.7       187.5        188.0        187.9        188.9
Total assets                      $2,666.9     $2,774.6    $2,957.2    $3,126.0    $4,270.5     $4,713.9     $4,418.4     $4,921.4
Total shareholders' equity        $1,003.3     $1,043.8    $1,127.9    $1.304.5    $1,554.7     $1,625.4     $1,565.4     $1,779.7
Total redeemable preferred
   stock and long-term debt         $917.2     $1,003.8    $1,057.3    $1.027.8    $1,604.7     $1,854.0     $1,722.1     $1,843.7

Fixed charges                        $94.3        $98.2      $106.1      $101.8      $109.6       $150.4        $72.0        $81.7
Ratio of earnings to fixed
  charges (2)                         3.74         3.98        3.82        4.51        5.10         3.90         4.36         4.47
Long-term debt as a
   percentage of total
   capitalization (end of
   period)                            48.2%        49.3%       49.3%       44.5%       51.2%        53.7%        52.9%        51.2%

(1) On November 1, 1993, the Company purchased substantially all of the assets of GTE Corporation in the State of Georgia ("GTE Georgia"). The acquisition was accounted for as a purchase, and accordingly, GTE Georgia's results have been included in the Company's financial statements as of November 1, 1993. See Note 2 to Consolidated Financial Statements in the Company's 1994 Annual Report to Shareholders for further information regarding this acquisition.

(2) For the purpose of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness and the portion of rental expense representative of the interest factor.

The following table sets forth the Company's capitalization as of June 30, 1995.
                                                                    % of
                                                 Outstanding    Capitalization
   Long-term debt (including current maturities)   $1,874.9          51.2%
   Preferred stock, redeemable                          7.5            .2
   Preferred stock, non-redeemable                      9.3            .3
   Common equity                                    1,770.4          48.3
                                                   $3,662.1         100.0%


                           DESCRIPTION OF SECURITIES
     The following description sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Securities.
     The Securities are to be issued under an Indenture ("Indenture") between the Company and Society National Bank, Trustee ("Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. Particular sections of the Indenture that are relevant to the discussion are cited parenthetically. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General
     The Indenture does not limit the amount of Securities that can be issued thereunder, and additional debt securities may be issued thereunder up to the aggregate principal amount that may be authorized from time to time by, or pursuant to a resolution of, the Company's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Securities being offered thereby:
(i) the title of the Securities of the series; (ii) any limit upon the aggregate principal amount of the Securities of the series; (iii) the date or dates on which the principal of the Securities of the series will be payable;
(iv) the rate or rates (or manner of calculation thereof), if any, at which the Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the Principal of and interest, if any, on the Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Securities of the series that will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Securities of the series will be issuable in registered or bearer form, or both, any restrictions applicable to the offer, sale, or delivery of Securities in bearer form ("bearer Securities") and whether and the terms upon which bearer Securities will be exchangeable for Securities in registered form ("registered Securities") and vice versa; (ix) whether the Securities will be issued in the form of one or more "Global Securities" through The Depository Trust Company's book-entry system, (x) whether and under what circumstances the Company will pay additional amounts on the Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether the Company will have the option to redeem such Securities rather than pay such additional amounts; and (xi) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms that may be required by or advisable under United States law or regulations or advisable in connection with the marketing of Securities of such series. To the extent not described herein, Principal and interest, if any, will be payable, and the Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series. "Principal" when used herein includes, when appropriate, the premium, if any, on the Securities.
     Each series of Securities will constitute unsecured and unsubordinated indebtedness of the Company and will rank on a parity basis with the Company's other unsecured and unsubordinated indebtedness. Subject to certain covenants from the Company relating to liens (see "Description of Securities--Lien on Assets"), the Indenture does not contain any covenants or other provisions which would afford Security holders protection in the event of a highly leveraged transaction involving the Company.
     Securities of any series may be issued as registered Securities or bearer Securities, or both, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Securities will not be offered, sold, resold, or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national, or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includable in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.
     If appropriate, federal income tax consequences applicable to a series of Securities will be described in the Prospectus Supplement relating thereto.

Book-Entry System
     If so specified in the accompanying Prospectus Supplement, Securities of any series may be issued under a book-entry system in the form of one or more global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.
     The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
     Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers or agents, if any, or by the Company, if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interest in a Global Security.
     So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Security will not be entitled to have the Securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing practice, in the event that the Company requests any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depositary would act upon the instructions of, or authorize, the participant to take such action.
     Payment of principal of, premium, if any, and interest on Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Securities. None of the Company, the Trustee, any paying agent or registrar for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.
     A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Securities being offered hereby is exchangeable for Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct.

Exchange of Registered or Bearer Securities
     Registered Securities may be exchanged for an equal aggregate principal amount of registered Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered

Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(a).)
     To the extent permitted by the terms of a series of Securities authorized to be issued in registered form and bearer form, bearer Securities may be exchanged for an equal aggregate principal amount of registered or bearer Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Securities with all unpaid coupons relating thereto at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, temporary United States Treasury regulations essentially prohibit exchanges of registered Securities for bearer Securities and, unless such regulations are modified, the terms of a series of Securities will not permit registered securities to be exchanged for bearer Securities.

Lien on Assets
     The Company covenants in the Indenture that, if at any time the Company mortgages, pledges, or otherwise subjects to any lien the whole or any part of a property or asset now owned or hereafter acquired by it, except as hereinafter described, the Company will secure the outstanding Securities, and any other obligations of the Company that may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. This covenant does not apply to the creation, extension, renewal, or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by the Company is subject as of the date of its acquisition by the Company, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify the Company to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions, or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents a person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company from mortgaging, pledging, or subjecting to any lien any property or assets, whether or not acquired by such person from the Company. (Section 4.02.)

Amendment and Waiver
   Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class); except that, without the consent of each Securityholder affected, an amendment or waiver may not (i) reduce the amount of Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time of payment of interest on any Security; (iii) change the principal of or change the fixed maturity of any Security; (iv) waive a default in the payment of the Principal of or interest on any Security; (v) make any Security payable in money other than that stated in the Security; (vi) reduce any premium payable upon redemption of any Security; or (vii) impair the right to institute suit for the enforcement of any payment on or with respect to any Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Securityholder (a) to cure any ambiguity, defect, or inconsistency in the Indenture or in the Securities of any series; (b) to provide for the assumption of all the obligations of the Company under the Securities and any coupons related thereto and the Indenture by any corporation in connection with a merger, consolidation, transfer, or lease of the Company's property and assets substantially as an entirety, as provided for in the Indenture; (c) to secure the Securities; (d) to provide for uncertificated Securities in addition to or in place of certificated Securities; (e) to make any change that does not adversely affect the rights of any Securityholder;
(f) to provide for the issuance of, and establish the form and terms and conditions of, a series of Securities or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Securities; or (g) to add to rights of Securityholders. (Section 9.01.)

Successor Entity
     The Company may not consolidate with or merge into, or transfer or lease its property and assets substantially as an entirety to, another entity unless the successor entity is a U.S. corporation and assumes all the obligations of the Company under the Securities and any coupons related thereto and the Indenture and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all such obligations of the Company terminate. (Section 5.01.)

Deposit of Money or Government Obligations to Pay Securities
     The Company has the right to terminate certain of its obligations under the Securities and the Indenture with respect to the Securities of any series or any installment of principal of or interest on that series if the Company irrevocably deposits with the Trustee, in trust for the benefit of the holders of that series or portions thereof, money or obligations of the United States of America sufficient to pay, when due, Principal of and interest on the Securities with respect to which a deposit is made to maturity or redemption or such installment of Principal or interest, as the case may be, and if all other conditions set forth in the Securities of that series are met. In such event, however, the Company's obligation to pay the Principal of and interest on the Securities shall survive. (Section 8.01; Section 4.01.)

Events of Default
     The following events are defined in the Indenture as "Events of Default" with respect to a series of Securities: (i) default in the payment of interest on any Security of such series for 90 days; (ii) default in the payment of the Principal of any Security of such series; (iii) failure by the Company for 90 days after notice to it to comply with any of its other agreements in the Securities of such series, in the Indenture, or in any supplemental indenture under which the Securities of that series may have been issued; and (iv) certain events of bankruptcy or insolvency. (Section 6.01.) If an Event of Default occurs with respect to the Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Securities of that series may declare the Principal (or, if the Securities of that series are original issue discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Securities of that series to be due and payable. Upon such declaration, such Principal (or, in the case of original issue discount Securities, such specified amount) and all accrued interest thereon shall be due and payable immediately. (Section 6.02.)
     Subject to such provisions in the Indenture for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the outstanding Securities of each series affected (each such series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; provided, that the trustee may refuse to follow any direction that conflicts with law or the Indenture that is unduly prejudicial to the rights of Securityholders of that series or that would subject the Trustee to personal liability. (Section 6.05)
     The Indenture provides that a Securityholder may pursue a remedy with respect to the Indenture or the Securities of any series only if: (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of such series; (ii) the holders of at least 25% in aggregate principal amount of outstanding Securities of such series shall have made written request to the Trustee to pursue the remedy;
(iii) such holder or holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be, or which may be, incurred by the Trustee in pursuing the remedy; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Securities of such series have not given the Trustee a direction that is inconsistent with such written request. A Securityholder may not use the indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder. (Section 6.06)
     The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.01(f).) The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.) The Company is not required under the Indenture to furnish any periodic evidence as to the absence of default or as to compliance with the terms of the Indenture.

Concerning the Trustee
     The Company maintains banking relationships in the ordinary course of business with the Trustee. The Trustee also serves as trustee under the Company's Indenture, dated as of June 15, 1961, and indentures supplemental thereto.

                              PLAN OF DISTRIBUTION
     The Company may sell the Securities to or through underwriters and also may sell the Securities directly to other purchasers or through agents. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.
     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
     In connection with the sale of the Securities, underwriters may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters and agents that participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.
     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.
     Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Securities on a national securities exchange. In the event the Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for the Securities, whether or not the Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Securities will state, if known, whether or not any broker-dealer intends to make a market in the Securities. If no such determination has been made, the Prospectus Supplement will so state.
     The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

                                 LEGAL OPINIONS
     Legal matters in connection with the issuance and sale of the Securities will be passed upon for the Company by Rose Law Firm, Little Rock, Arkansas 72201. Certain members of the Rose Law Firm beneficially owned as of August 3, 1995, as a group 22,121 shares of the Company's Common Stock.

                                    EXPERTS
     The financial statements and schedules incorporated by reference in the Company's annual report on Form 10-K for the year ended December 31, 1994, which are incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                      II-1
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          Securities and Exchange Commission Filing Fee       $ 68,965.52
          Counsel Fees and Expenses
          Fees and Expenses of Trustee
          Printing and Engraving
          Blue Sky Fees and Expenses
          Accountants' Fees and Miscellaneous Expenses
                    Total

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 28th of August, 1995.


                                      ALLTEL CORPORATION

                                      By   *JOE T. FORD
                                           (Joe T. Ford, Chairman, President
                                            and Chief Executive Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


       Signature                       Title                          Date

    *JOE T. FORD                       Chairman, President, Chief
    (Joe T. Ford                        Executive Officer, and Director
                                       (Principal Executive Officer)


    *DENNIS J. FERRA                   Senior Vice President - Accounting
    (Dennis J. Ferra)                   and Administration
                                       (Principal Accounting Officer)

    *TOM T. ORSINI                     Senior Vice President - Finance
    (Tom T. Orsini)                     and Corporate Development
                                       (Principal Financial Officer)

    *BEN W. AGEE                       Director
    (Ben W. Agee)

    *MICHAEL D. ANDREAS                Director
    (Michael D. Andreas)

    *LAWRENCE L. GELLERSTEDT III       Director
    (Lawrence L. Gellerstedt III)

    *W. W. JOHNSON                     Director               August  28, 1995
    (W. W. Johnson)

    *EMON A. MAHONY, JR.               Director
    (Emon A. Mahony, Jr.)

    *JOHN P. MCCONNELL                 Director
    (John P. McConnell)

    *JOSIE C. NATORI                   Director
    (Josie C. Natori)

       Signature                       Title                          Date


    *JOHN E. STEURI                    Director               August  28, 1995
    (John E. Steuri)

    *CARL H. TIEDEMANN                 Director
    (Carl H. Tiedemann)

    *RONALD TOWNSEND                   Director
    (Ronald Townsend)

    *WILLIAM H. ZIMMER                 Director
    (William H. Zimmer)


    *BY   Francis X. Frantz                                   August  28, 1995
     (Francis X. Frantz, Attorney-in-Fact)

                                 EXHIBIT INDEX

Official                                                            Sequential
 Exhibit                                                               Page
     No.                    Description                                 No.
    1           -  Form of Underwriting Agreement(3)
    4(a)(i)     -  Indenture between the Registrant and Ameritrust
                   Company National Association, Trustee, dated
                   as of January 1, 1987 (incorporated by reference
                   to Registrant's Form S-3 Registration Statement,
                   No. 33-10808, filed on December 16, 1986).
    4(a)(ii)    -  First Supplemental Indenture dated as of
                   March 1, 1987 (incorporated by reference to
                   Registrant's Current Report on Form 8-K dated
                   March 6, 1987, filed on March 6, 1987).
    4(a)(iii)   -  Second Supplemental Indenture, dated as of
                   April 1, 1989 (incorporated by reference to
                   Registrant's Form S-3 Registration Statement,
                   No. 33-27052, filed on February 15, 1989).
    4(a)(iv)    -  Third Supplemental Indenture, dated as of
                   May 8, 1990 (incorporated by reference to
                   Registrant's Form S-3 Registration Statement,
                   No. 33-39055, filed on February 20, 1991).
    4(a)(v)     -  Fourth Supplemental Indenture, dated as of
                   March 1, 1991 (incorporated by reference to
                   Registrant's Current Report on Form 8-K dated
                   March 6, 1991, filed on March 6, 1991).
    4(a)(vi)    -  Fifth Supplemental Indenture, dated as of
                   October 1, 1993 (incorporated by reference
                   to Registrant's Form S-3 Registration Statement
                   No. 33-50401, filed on (October 15, 1993).
    4(a)(vii)   -  Sixth Supplemental Indenture, dated as of
                   April 1, 1994 (incorporated by reference to
                   Registrant's Form S-3 Registration Statement
                   No. 33-52743, filed on March 25, 1994).
    4(a)(viii)  -  Seventh Supplemental Indenture, dated as of
                   ______, 1995 (3).
    4(b)        -  Form of Security (3).  The form or forms of
                   Security with respect to each particular series
                   of Securities registered hereunder that differs
                   from the form of Security filed herewith will be
                   filed as an exhibit to a Current Report on
                   Form 8-K and shall be deemed to be incorporated
                   here by reference.
    5           -  Opinion of Rose Law Firm as to the legality of
                   the Securities to be issued(3).
    12          -  Statement  Re Computation of Ratio of Earnings
                   to Fixed Charges.(1)
    23(a)       -  Consent of Arthur Andersen LLP, Independent Public
                   Accountants(2).                                         17
    23(b)       -  Consent of Counsel is contained in Opinion of
                   Counsel filed as Exhibit 5(1).
    24(a)       -  Powers of Attorney(1).
    24(b)       -  Resolutions of Board of Directors(1).
    25          -  Form T-1, Statement of Eligibility and
                   Qualification under Trust Indenture Act of
                   1939 of Society National Bank (3).
(1) Previously filed.
(2) To be filed by Subsequent Amendment.
(3) Filed herewith.